EXHIBIT 99.1

             Chemed Corporation Holds Annual Stockholders' Meeting;
                       Board Declares Quarterly Dividend

    CINCINNATI--(BUSINESS WIRE)--May 15, 2006--Stockholders of Chemed Corporation (NYSE:CHE) today elected a slate of 13 directors at the company's 2006 annual stockholders' meeting. Each of the directors continues from the prior term.
    Shareholders also adopted the company's 2006 Stock Incentive Plan, increased the number of authorized shares of Capital Stock from 40,000,000 to 80,000,000 shares, and ratified the continuation of PricewaterhouseCoopers LLP as the company's independent accountants for 2006.

    Dividend Declared

    Following the stockholders' meeting, Chemed's Board of Directors declared a quarterly cash dividend of 6 cents per share on the company's capital stock, payable on June 9, 2006, to stockholders of record May 27, 2006. This represents the 140th consecutive quarterly dividend paid to shareholders in Chemed's 35 years as a public company.
    Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care, and Roto-Rooter is the nation's leading provider of plumbing and drain cleaning services.

    Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk and that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

    CONTACT: Chemed Corporation
             David P. Williams, 513-762-6901